Exhibit 99(a)(1)(C)

NOTICE OF WITHDRAWAL

JERRICK MEDIA HOLDINGS, INC.

Offer to Exchange
Common Stock for Warrants exercisable for Common Stock of Jerrick Media Holdings, Inc.

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 14, 2019 UNLESS THE OFFER TO EXCHANGE IS EXTENDED.

The undersigned acknowledges receipt of the offer to exchange statement dated February 14, 2019 (the “Offer to Exchange Statement”) of Jerrick Media Holdings, Inc., a Nevada corporation (the “Company”), for the offer to exchange shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) for any or all of the Company’s outstanding (i) warrants to purchase an aggregate of 8,292,666 Shares issued to certain investors from February 2018 to June 2018 with a four-year term and with an exercise price of $0.20, (ii) warrants to purchase an aggregate of 38,725,296 Shares issued to certain investors from November 2016 through March 2018 with a five-year term and with an exercise price of $0.20, (iii) warrants to purchase an aggregate of 430,000 Shares that were issued to certain investors from November 2016 through April 2017 with a five-year term and that had an original exercise price of $0.30 that was subsequently reduced to $0.20 based on the subsequent issuance of $0.20 warrants, (iv) warrants to purchase an aggregate of 10,750,000 Shares that were issued to certain investors from September 2014 through November 2015 with a five-year term and that had an original exercise price of $0.35 that was subsequently reduced to $0.20 based on the subsequent issuance of $0.20 warrants, and (v) warrants to purchase an aggregate of 3,635,000 Shares that were issued to certain investors from February 2016 through October 2016 with a five-year term and that had an original exercise price of $0.40 that was subsequently reduced to $0.20 based on the subsequent issuance of $0.20 warrants (collectively, the “Warrants”) of the Company that are validly tendered and not properly withdrawn under the terms and subject to the conditions set forth in the Offer to Exchange Statement. All withdrawals of Warrants previously tendered in the Offer to Exchange (as defined in the Offer to Exchange Statement) must comply with the procedures described in the Offer to Exchange Statement under “Procedure for Tendering Warrants—Withdrawal Rights”.

The undersigned has identified in the table below the Warrants that it is withdrawing from the Offer to Exchange:

Description of Warrants Withdrawn

The undersigned elects to withdraw Warrants to purchase _______ shares of common stock

Date(s) such Warrants were tendered: ________________________

You may transmit this notice of withdrawal to the Company at the address listed below:

Jerrick Media Holdings, Inc.

2050 Center Avenue, Suite 640,

Fort Lee, NJ 07024.

Email:  chelsea@jerrick.media

Phone: (201) 258-3770

This notice of withdrawal must be signed below by the registered holder(s) of the Warrants tendered as their names appear on the certificate(s). If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Signature:

Name:

Capacity:

Address (including Zip Code):

Area Code and Telephone Number:

Tax Identification or Social Security Number:

Date:

The Company will determine all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal in its sole discretion, and its determination shall be final and binding. None of the Company, its officers or directors or any other person is under any duty to give notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.